EXHIBIT 10.31

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (the "Agreement"), dated and effective as of the 1st day of June, 2010, is entered into by and between Digital Domain Productions, Inc., a Delaware corporation with offices at 300 Rose Avenue, Venice, California 90291 (“Licensor”), and Digital Domain Holdings Corporation (f/k/a Wyndcrest DD Florida, Inc.), a Florida corporation with offices at 10521 SW Village Center Drive, Suite 201, Port St. Lucie, Florida 34987 (“Licensee”).  Licensor and Licensee are sometimes individually referred to herein as a “party” and collectively referred to herein as the “parties.”

RECITALS

WHEREAS, Licensor is the owner of the trademark and tradename “Digital Domain” and the registrations therefor in the forms set forth on Schedule A attached hereto (sometimes collectively referred to herein as the “Digital Domain Marks"); and

WHEREAS, Licensor has established substantial secondary meaning in the Digital Domain Marks due to its long and widespread use and promotion of the Digital Domain Marks and the goods and services for which they are used, as a result of which the Digital Domain Marks have become well-known and recognized by the general public and associated in the public mind with Licensor; and

WHEREAS, Licensee desires to license from Licensor the non-transferable and nonexclusive use of the Digital Domain Marks for the specific purposes set forth herein, and Licensor is willing to grant to Licensee such a license, upon the terms and conditions set forth in this Agreement; and

WHEREAS, Licensee is a common stockholder of Digital Domain (“Parent Company”), the corporate parent of Licensor and, through its direct ownership of common stock and its ownership of Series C Preferred Stock in Parent Company, controls the majority of common stock interests in Parent Company.

NOW, THEREFORE, in consideration for the promises and covenants contained herein, and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

TERMS

1.  Grant of License.  Licensor hereby grants to Licensee a non-transferable, non-exclusive license to use the Digital Domain Marks (which may be amended from time to time in Licensor’s sole discretion), in connection with:

(a)  Uses reasonably related to the operation of any business described in Sections 1(b) – (d) below for which Licensee uses the corporate name and tradename "Digital Domain Holdings Corporation";

(b)  Licensee’s production of animated feature films, live action feature films (except for those services described in Section 1(d) below), video games and simulation for the military and medical industries;

(c)  Licensee’s operations of any university, school or educational facility relating to the production of films, the production of visual effects and animation for all media and for the production and design of video games; and

(d)  The production of visual effects for feature films, but only if and when Licensor participates in such production as a paid consultant or outsourcing partner.

The license granted hereunder does not include a right for Licensee to use marketing and advertising materials developed by Licensor without the prior written consent of Licensor.  This Agreement acknowledges Licensor’s prior use of the Digital Domain Marks for its activities in Florida and hereby grants a retroactive right to Licensee for all of the rights contained in this Agreement beginning on October 13, 2009, the date of Licensor’s press release announcing its expansion into Florida.

2.   Territory.  The license granted pursuant to this Agreement is the United States of America and its territories.  Any use of the Digital Domain Marks outside the territory identified in this Section shall be with Licensor’s prior written consent only, which consent shall not be unreasonably withheld.

3.  License Fee.  Licensee will pay Licensor an annual license fee equal to six percent (6%) of Licensee's annual cash receipts for all business conducted under a trade name that includes the Digital Domain Marks (“License Fee”) which amount shall not be less than an annual minimum of $3 million (“Minimum Fee”).  The Minimum Fee will be subject to a valuation by an independent third party appraiser who is experienced in the area of trademark licensing and mutually acceptable to the parties (the “Appraiser”).  The parties hereby agree to amend this Agreement to adopt the opinion of the Appraiser on the amount of the Minimum Fee.  The Appraiser will be engaged by both parties who will each pay half of the Appraiser’s compensation.  Until such time as this Agreement is amended as set forth above, the Minimum Fee shall be paid (i) with respect to 2010, as soon as practicable after December 31, 2010 but no later than March 31, 2011 and (ii) with respect to 2011 and 2012, by January 31, 2012 and January 31, 2013, respectively.  The balance of the License Fee that is in excess of the Minimum Fee, if any, for each year during the Term shall be payable to Licensor the earlier of thirty (30) days after the completion of Licensee’s financial audit for that year or May 30 of the following calendar year.  The Licensee shall keep full and accurate records of all cash receipts which it shall allow Licensor or its authorized representative to audit on reasonable notice delivered to Licensee within ninety (90) days of Licensor’s receipt of a payment of any License Fee that is in excess of the Minimum Fee for the corresponding year.  Such audit shall take place during regular business hours at the location where Licensee’s cash receipt records are maintained.

4.  Use of the Marks.  Licensee's use of the Digital Domain Marks as described in Section 1 will comply with all style sheets, corporate identity manuals, and other guidelines for the use of the Digital Domain Marks provided by Licensor to Licensee from time to time, and Licensee shall cause the County and other third parties to comply with all style sheets, corporate identity manuals, and other guidelines for the use of the Digital Domain Marks provided by Licensor to Licensee from time to time.  In connection with the use as granted herein, Licensee will submit to Licensor for Licensor's approval in its reasonable sole discretion, prior to use, representative samples of all logos, merchandise, advertisements, brochures, displays, and other advertising or promotional materials bearing any Digital Domain Marks, and all logos, merchandise, advertisements, brochures, displays, and other advertising and promotional materials created and used thereafter will not materially vary in quality, content, or design from those originally approved by Licensor.  Nothing herein shall grant Licensee the right to use the names of or biographical information about any of Licensor’s employees for any purpose including marketing, promotion, advertising, or publicity, without the written consent of Licensor’s employee whose name the Company seeks to use.

5.  Quality Control.

(a)           Licensee shall use the Digital Domain Marks only with respect to the goods and/or services manufactured and sold or otherwise provided by Licensee that are identified in Paragraphs 1(a)-(d), which goods and/or services shall each be of a quality reasonably satisfactory to Licensor.  The quality of all services performed by Licensee with respect to which the Digital Domain Marks are used shall be consistent with the quality of the services performed by Licensor.  Licensor shall have the right to review materials used in connection with Licensee's operation of its educational facilities and, upon reasonable notice, to visit such facilities to observe their operations; and Licensor shall have the right to review any content produced by Licensee to insure that it meets the requisite quality standards.  Licensor shall have the right to require from time to time that the Licensee submit samples of these goods or services or exemplars of the use of the Digital Domain Marks to Licensor for inspection.

(b)           In order for Licensor to avoid conflicts with respect to the use of the Digital Domain Marks, Licensee will obtain Licensor’s consent to Licensee’s use of the Digital Domain Marks in connection with any new business activity of Licensee (e.g., a new film project, an acquisition of an operating entity, starting a new division) as provided in this Section.  At least seven (7) days prior to Licensee’s initial public use of the Digital Domain Marks in connection with such new business activity, Licensee shall send written notice to Licensor describing the new business activity and requesting Licensor’s consent to use the Digital Domain Marks in connection therewith (“New Use Request”).  Licensor shall be deemed to have granted consent to the New Use Request only if such approval is communicated to Licensee in writing.

(c)           Licensee shall deliver final versions of any press releases that it intends to distribute to any media outlet or to otherwise make available to the public at least 48 hours prior to release so that Licensor has a sufficient opportunity to give Licensee meaningful comments to them.  Licensee agrees to make reasonable and good faith efforts to address any comments or concerns that Licensor communicates by, among other things, making appropriate changes to the press releases.

           6.  Ownership and Maintenance of the Marks; Infringement Claims.

(a)  Licensee recognizes and acknowledges the great value of the goodwill associated with the Digital Domain Marks, and acknowledges that the Digital Domain Marks and all rights therein and goodwill pertaining thereto belong exclusively to Licensor, and that the Digital Domain Marks have a secondary meaning in the mind of the public.  Licensor therefore retains the right to use or to license the use of the Digital Domain Marks for any and all goods or services.  Licensee acknowledges that the ownership of all right, title and interest in and to the Digital Domain Marks is vested solely in Licensor.  Licensee agrees that it will not, during the term of this Agreement, or thereafter, attack or otherwise challenge, directly or indirectly, the title or any rights of Licensor in and to the Digital Domain Mark, the validity of Licensor's ownership or registration of any Digital Domain Marks, or the validity of this license.  Licensee shall take no action that would prejudice or interfere with the validity of or Licensor's ownership of any Digital Domain Marks, and Licensee shall not enter into any agreement with any third party which in any way alters, diminishes or restricts the rights of Licensor in any Digital Domain Marks or places any restrictions or conditions upon the use or appearance of any Digital Domain Marks.

(b)  Licensor shall have the sole responsibility in its sole discretion for maintaining and defending the validity of the Digital Domain Marks and Licensor's ownership of the Digital Domain Marks as Licensor deems advisable, for seeking and maintaining in Licensor's name such registrations of the Digital Domain Marks as Licensor deems advisable, and for taking such steps as Licensor deems advisable to protect the Digital Domain Marks against infringement.  Licensee shall cooperate with Licensor in the taking of any such actions.  Licensee shall promptly notify Licensor of (i) any unauthorized use or infringement by any third party of any Digital Domain Marks and (ii) any assertion by any third party that Licensee's use of any Digital Domain Marks constitutes trademark, service mark, trade dress or tradename infringement, unfair competition or any other tortious act (collectively, "Claims").  If Licensor chooses to initiate or defend any legal action with regard to any Claims, Licensee shall reasonably cooperate with Licensor in the prosecution or defense of such action.  Licensor will bear the expenses of any such action (including legal fees) and will be entitled to retain all amounts recovered.  Licensee shall not prosecute any application for registration, or prosecute or defend any action involving any Digital Domain Marks without the prior written consent of Licensor.  If Licensor notifies Licensee that the use of any Digital Domain Marks is adjudicated infringing on a third party’s trademark or service mark, then Licensee will immediately cease the use of such Digital Domain Marks or modify such Digital Domain Marks consistent with Licensor's instructions at Licensee's expense.

7.  Term and Termination.

(a)  This Agreement shall remain in full force and effect, unless and until terminated pursuant to Sections 5(b), 5(c), 5(d), 5(e) or 5(f) below.

(b)  The Board of Directors of Parent Company may terminate this Agreement: (i) in the event of a material breach of any of the terms of this Agreement by Licensee, or (ii) in the event the Board of Directors of Parent Company determines, in its reasonable discretion, that Licensee has used the Digital Domain Marks in an immoral, or offensive manner, has used the Digital Domain Marks in a manner that has tarnished the Digital Domain Marks in any material fashion or engages in business competition, directly or indirectly, with Licensor or its subsidiaries or affiliated entities other than as permitted by the Consulting Agreement between the parties dated June [___], 2010 or as permitted by this Agreement (each of (i), (ii) and (iii) is an “Event of Termination”).  In any such Event of Termination, Licensor shall deliver written notice of such Event of Termination to Licensee and allow Licensee ninety (90) days after the delivery of such notice in which to cure any Event of Termination.  If the Event of Termination is not cured to the reasonable satisfaction of Licensor within such forty-five (45) day period after delivery of written notice, then this Agreement shall terminate forty-five (45) days after the date of delivery of such notice.

(c)  Licensor may terminate this Agreement at any point after the third anniversary of the date of this Agreement by providing written notice to Licensee.

(d)  Licensee may terminate this Agreement, by and upon providing written notice thereof to the other party, if Licensee’s voting rights through equity ownership in Parent Company at any time falls below 51% of the total equity voting rights of Parent Company or in the event of a sale of 100% of the equity interests or assets of Parent Company.

(d)  If Licensee makes any assignment of its assets or business for the benefit of creditors, or a trustee or receiver is appointed to conduct its business or affairs, or if Licensee is adjudged in any legal proceeding to be in either a voluntary or involuntary bankruptcy, then all rights granted herein shall forthwith automatically cease and terminate without prior notice or legal action by Licensor.

8.  Effect of Termination.  Upon the termination of this Agreement:

(a)  The license of the Digital Domain Marks to Licensee, all of Licensee's rights under this Agreement, and the rights under any sublicenses of the Digital Domain Marks granted by Licensee, shall immediately cease;

(b)  Licensee shall immediately discontinue, and forever thereafter cease, any and all uses of the Digital Domain Marks or of any materials bearing the Digital Domain Marks, including the removal or obliteration of the Digital Domain Marks from any products or services of Licensee that have not, at the time of termination, been released to the public;

(c)  Licensee shall change its corporate name and tradename within ninety (90) days of termination so that it does not include any of the Digital Domain Marks;

(d)   All of the other rights, duties and obligations of the parties hereunder shall terminate except with respect to Licensees obligation to pay Licensor the License Fee to the extent the License Fee has accrued but remains unpaid.

9.  Assignment; Sublicensing.  Except as expressly set forth herein, Licensee may not, without prior written consent of Licensor, assign, sublicense or transfer to any third party any or all of its rights or duties under this Agreement.

10.  Indemnification.  Licensee will indemnify Licensor against any liability, and hold Licensor harmless from any loss, damage, cost and expense (including without limitation reasonable legal fees) which Licensor incurs (i) arising out of any failure by Licensee to perform its obligations under this Agreement, and/or (ii) arising out of Licensee’s use of the Digital Domain Marks.

11.  Relationship Of The Parties.  This Agreement creates no agency relationship between the parties hereto, and nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and Licensee shall have no power to obligate or bind Licensor in any manner whatsoever.  However, Licensee shall be considered a related company for the purposes of establishing trademark rights in the Digital Domain Marks based on Licensee’s use thereof, and Licensee’s use of the Digital Domain Marks shall inure to the benefit of Licensor.

12.  Miscellaneous.

(a) Any notice or consent required to be given under this Agreement shall be in writing and shall be deemed given if personally delivered, sent by facsimile transmission with confirmation of receipt, sent by overnight courier, or sent by first class mail to the parties at the following addresses:

If to Licensor:

Digital Domain Productions, Inc.
300 Rose Avenue
Venice, CA 90291
Attention: Joseph M. Gabriel, Vice-President and General Counsel
Fax: (310) 314-2943

With a copy to:

Rosenfeld, Meyer & Susman, LLP
9601 Wilshire Boulevard, Suite 710
Beverly Hills, CA 90210
Attention: Todd W. Bonder, Esq.
Fax: (310) 860-2430

If to Licensee:

Digital Domain Holdings Corporation
10521 SW Village Center Drive, Suite 201
Port St. Lucie, Florida 34987
Attention: Jonathan Teaford, CFO
Fax: (772) 345-8113

With a copy to:

Eavenson & Kairalla, P.L.
2000 PGA Boulevard, Suite 3200
Palm Beach Gardens, FL 33408
Attention: Bradley B. Eavenson, Esq.
Fax: (561) 626-1042

or to such other addresses or recipients as each party may designate in writing from time to time.

(b)  This Agreement is governed by and shall be construed in accordance with the law of the state of California, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction.  This Agreement may be amended or modified only by a writing executed by all parties, and shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  None of the terms of this Agreement can be waived or modified except by an express agreement in writing signed by both parties.  The failure of either party hereto to enforce, or the delay by either party in enforcing, any of its rights under this Agreement shall not be deemed a continuing waiver or a modification thereof and either party may, within the time provided by applicable law, commence appropriate legal proceedings to enforce any or all of such rights.  No person, firm, group or corporation other than Licensee and Licensor shall be deemed to have acquired any rights by reason of anything contained in this Agreement.

(c)  This Agreement sets forth all of the promises and undertakings between the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, express or implied, oral or written with respect to the subject matter hereof.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Trademark License Agreement on the date and year first above written.

Digital Domain Productions, Inc.

By:	/s/ Cliff Plumer
Name: Cliff Plumer
Title: CEO

Digital Domain Holdings Corporation

By:	/s/ John Textor
Name: John Textor
Title: Chairman and CEO

SCHEDULE A
REGISTRATIONS
Serial Number	Reg. Number	Word Mark

76204881	2536273	DIGITAL DOMAIN

76206510	2617189	DIGITAL DOMAIN

76206509	2658134	DIGITAL DOMAIN

76204882	2534100	DIGITAL DOMAIN

76202547	2534088	DIGITAL DOMAIN

76202546	2536263	DIGITAL DOMAIN

76202548	2651292	DIGITAL DOMAIN

76202545	2948483	DIGITAL DOMAIN

75193853	2260207	DIGITAL DOMAIN

74366293	2015945	DIGITAL DOMAIN

74365845	2018031	DIGITAL DOMAIN